UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Silver Star Properties REIT, Inc.
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On June 30, 2025, Silver Star Properties REIT, Inc. (“Silver Star” or the “Company”) issued a News Release reaffirming its commitment to transparency, regulatory compliance, and long-term shareholder value. The update also addresses ongoing legal disputes involving former executive Al Hartman, citing recent court rulings in the Company’s favor. The Company also highlights progress in its transformation to a self-managed self-storage platform and efforts on new capital arrangements, including a $50 million fundraising and plans to refinance $100 million in debt.

Please see below, and attached Exhibit 99.1, for additional details.

Exhibit Index

Exhibit Number	Exhibit Description
99.1	News Release - Silver Star Properties REIT, Inc. dated June 30, 2025 - Silver Star Provides Update to Shareholders

June 30, 2025

Dear Fellow Shareholders,

We want to thank you. Thank you for your support. Thank you for standing by us during a time of significant change. And thank you for refusing to be misled by the chaos of the past — because it’s your trust and your capital that are helping rebuild Silver Star into something stronger, smarter, and more valuable.

Today’s message is simple:

We’ve made real progress — and we’re not letting anyone drag us backward.

We know the past few years haven’t been easy. But we made a promise: to lead this company with transparency, discipline, and a long-term vision for growth. And we’re delivering.

Silver Star is undergoing a true transformation — from an overleveraged, legacy office REIT to a focused, operationally sound self-storage business built for stability, cash flow, and community connection.

We’ve also transitioned into a more resilient asset class. Self-storage has proven its strength through all market cycles — offering lower volatility, consistent demand, and operational efficiencies. This positions us to deliver sustainable, long-term value, regardless of macroeconomic conditions.

And now, on July 1, we take a major step forward: the full internalization of our self-storage operations.

No more third-party managers. We now have our own team on the ground — already delivering results.

•Occupancy is up.
•Local teams are rebuilding relationships with tenants.
•Our “Neighborly Community Connect” strategy is turning empty units into vibrant micro-communities.

We’re not just collecting rent. We’re creating consistency, improving performance, and enhancing long-term value.

We have arranged with a strong business partner to procure a raise of $50 million on a best efforts basis — and an engagement contract with a nationally prominent real estate firm for refinancing debt of $100 million — we believe we now have the runway to scale our success.

Enough is Enough: Hartman Is the Problem.

Unfortunately, Al Hartman wants it all back. And he’s doing it the only way he knows how — lawsuits, lies, and manufactured chaos.

Let’s remember who we’re dealing with:

•An unauthorized $200,000 payout: While telling everyone else dividends were “on hold,” Hartman slipped himself a secret sneaky dividend, later clawed back by your Board.
•Hartman short changed employees: Hartman substituted corporate securities for the cash 401(k) match as far back as 2009. That “match” left workers with a 401(k) with low values for retirement and no cash for required minimum distributions, proving again that Hartman leaves employees and shareholders holding the bag.
•An undisclosed hush money deal your Board only fully developed as a part of its continuing internal investigation that was previously disclosed: Hartman indecently exposed himself to an employee, then used $185,000 of company cash to buy silence.
•Shoves Silver Star to technical default: Hartman misled the Board by claiming a $259 million refinancing was “on track,” then secretly fired the lender’s adviser and let the deadline lapse. To further harm any refinancing of this debt, he slapped Lis Pendens without legal cause on key buildings, blocking sales, shoving the company into technical default, and forcing its subsidiary into bankruptcy, which resulted in substantial expenses (e.g. legal fees), from among other things, the release of his Lis Pendens, and a substantial increase in the cost of any refinancing.

And now, he’s proposing a board slate where only one nominee has ever served on a public company board — and none has led a REIT, nor managed a restructuring.

Even the courts have taken notice. Just this week, a judge ruled again in Silver Star’s favor — recognizing the need to prevent shareholder disenfranchisement by giving Silver Star the right to postpone the annual meeting and equitably resolve the conflict between the court’s order and the ability to comply with SEC regulations.

The Reason We Weren’t SEC Compliant? HARTMAN!!!

Hartman and his affiliates are throwing mud because they have nothing else.

Let’s set the record straight: Because of Hartman’s conduct, Silver Star lost its auditor in 2023 and was pushed into bankruptcy and regulatory investigation. His illegal lis pendens and refusal to cooperate created chaos — and cost shareholders millions in legal fees. But under Gerald

Haddock’s leadership, and thanks to the reputations and diligence of your current board, those issues have been resolved.

The 2023 audit is now nearing completion. The 2024 audit will be done in September. For the first time in our history, Silver Star will be fully compliant.

The recent court decision to allow a delay of the meeting acknowledges that Hartman’s behavior — not the board’s — created these issues. The court also has on more than one occasion acknowledged Hartman’s credibility problems and ruled in favor of ensuring shareholder access to accurate information before any vote.

Let’s be clear: there is no “gotcha” moment here. Silver Star has been transparent about the timing of our audited financials and followed the directive of the Maryland court in certifying the Consent Solicitation results. At the time Silver Star filed the applicable document, Silver Star told the SEC that it was not compliant due to the lack of audited financial statements and that it was working on getting the audits finished. The SEC comment letter is part of the normal review process—not an enforcement action—and we’re addressing it, as we do all regulatory matters, with full cooperation and integrity. Hartman’s latest statement is riddled with falsehoods, projection, and selective storytelling designed to distract from his own failed leadership, removal by shareholders, and ongoing misuse of legal process. Enough is enough—it’s time to move forward.

Let’s also be clear: With respect to the prior consent vote the election results were certified by an independent election judge and the claims by Hartman are expected to be dealt with soon by our counsel through a formal cease and desist demand.

This Isn’t a Vendetta — It’s About the Future

We don’t want to be writing letters like this. We’d rather be focused on operations, growth, and returns. But we won’t sit quietly while Hartman tries to rewrite history and hijack your progress. He never held an annual meeting. Never took the company public. He kept shareholders in the dark — and paid for loyalty with unsustainable dividends while racking up debt behind the scenes.

That era is over.

Today, you have an experienced board. You have a CEO with integrity and discipline. You have a strategy that’s working — and a business that’s worth protecting.

Vote WHITE to Protect Your Investment and Keep Silver Star Moving Forward

Your Board unanimously recommends voting FOR:

•The self-storage strategy that’s already working

•The election of Gerald Haddock, James Still, and Jack Tompkins — proven leaders who know how to navigate complexity

•The appointment of the Independent Auditor

If you already voted using the Blue card, you can still change your vote by submitting a new WHITE proxy card — online, by phone, or by mail.

Vote now: https://web.viewproxy.com/silverstarreit/2025

Questions? Call Alliance Advisors at 1-844-202-6616 or email SLVS@allianceadvisors.com

We’re Not Done — But We’re Finally On the Right Road

This has been a long road. But for the first time in a long time, we can say this with confidence:

The foundation is stronger. The direction is right. The results are showing.

Now is the time to protect the progress we’ve made — and the opportunity that lies ahead.

We’re grateful for your support.

Let’s finish what we started — together.

Sincerely,
The Board of Directors
Silver Star Properties REIT

Media Contact:
📧 press@silverstarREIT.com
Investor Relations Contact:
Investor Relations Coordinator
📧 investorrelations@silverstarREIT.com
📞 877-734-8876

ADDITIONAL INFORMATION AND WHERE TO FIND IT
The Company has filed with the SEC a definitive proxy statement on Schedule 14A on May 29, 2025, containing relevant documents with respect to its solicitation of proxies for the Company’s 2025 Annual Meeting. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. In accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended, and Rule 14a-6 promulgated thereunder, to the extent that any information contained in this Proxy Statement Supplement modifies, supersedes, or supplements the disclosures set forth in the Company’s definitive Proxy Statement filed with the Securities and Exchange Commission on May 29, 2025, such information shall be deemed to so modify, supersede, or supplement—and shall be incorporated by reference into—that Proxy Statement as of the date hereof. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company website at www.silverstarreit.com.

Participants in the Solicitation

Silver Star and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the 2025 Annual Meeting. Information regarding Silver Star’s directors and executive officers is contained in the definitive proxy statement. As of June 20, 2025, the Silver Star Executive Committee, current directors, other than Allen Hartman, and executive officers beneficially owned approximately 3,517,313 shares, or 1.89%, of Silver Star common stock. Additional information regarding the interests of such participants is included in the definitive proxy statement and is available free of charge at the SEC’s website at www.sec.gov.

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Forward-Looking Statements: This message contains a number of forward-looking statements. Because such statements include a number of risks, uncertainties, and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements, and investors should not place undue reliance on any such statements. Forward-looking statements can often be identified by words such as “continues,” “can,” expect,” “intend,” “will,” “anticipate,” “estimate,” “may,” “plan,” “believe” and similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding the Company’s search for a new auditor and its hope that a new auditor can be engaged in the near future and that its annual report on Form 10-K can be completed and publicly filed; the continuation of the examination of the current operations of Southern Star; the Company’s intent to consider various alternatives, including the possible sale of Southern Star, the sale of specific assets within individual DSTs and dissolution of the respective trusts, and/or the outsourcing of various aspects of Southern Star’s operations; the Company’s plan to update investors with respect to the status of Southern Star as appropriate; the Company’s expectations and beliefs regarding the Hartman litigation; the timing and ultimate resolution of the various litigation, fight for corporate control and other matters involving Hartman; the continued execution of the Company’s strategy of pivoting into the self-storage space; the Company’s continual evaluation of its legacy assets in order to maximize shareholder value; the Company’s policy to not dispose of any asset for less than its maximum determinable value and to maximize earnings and value; the implications to the Company of the assignment of an OTC trading symbol for its common stock; whether the Company may be subject to certain FINRA rules; any actions the Company may need to take to comply with any FINRA rules; the Company’s continual evaluation of various options to provide greater shareholder liquidity, including its intention to seek listing of its common stock on a securities exchange or admission to over-the-counter trading, a public offering, a listing of the common stock on an exchange or admission to OTC trading without a public offering, and merger and/or acquisition opportunities; the Company’s belief that further legal action could ensue to unwind the issuance of common shares under the Rights Plan if Hartman prevails in his efforts to set aside or invalidate the Rights Plan or to cause the dilutive issuance of additional common shares to Hartman, as well as any further action Hartman may take to prevent other Company shareholders from receiving benefits under the Rights Plan. None of the foregoing are guarantees or assurances of future outcomes or results and all are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Forward-looking statements in this press release speak only as of the date on which such statements were made, and the Company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.